UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2017

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Alfred Mockett as an Independent Non-Executive Director

On May 29, 2017, the board of directors (the “Board”) of Net 1 UEPS Technologies, Inc. (the “Company”), upon the recommendation of the Board’s audit committee, increased the size of the Board from five to six members and appointed Alfred Mockett to the Board, effective June 1, 2017, for a term that will expire at the Company’s next annual meeting of shareholders. Mr. Mockett was also appointed to the nominating and corporate governance, audit and remuneration committees.

The Board determined that Mr. Mockett is independent under the rules of The Nasdaq Stock Market as well as the applicable rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”).

Mr. Mockett’s career spans more than 30 years of guiding publicly and privately held corporations worldwide. He has served as chief executive officer of Dex One Corporation, a NASDAQ-listed provider of online, mobile and print marketing solutions, chairman and chief executive officer of Motive Inc, a NASDAQ-listed provider of broadband and mobile service management software, chairman and chief executive officer of American Management Systems, a billion dollar NYSE-listed consulting firm to the global financial services and communications industries, and chief executive officer of British Telecommunications divisions and subsidiaries: BT Ignite, BT Worldwide, BT Global Communications, and BT Special Businesses.

Mr. Mockett currently serves as non-executive chairman of Hibu Group Limited and non-executive director of Corporate Risk Holdings LLC.

As previously disclosed, pursuant to the policy agreement, dated April 11, 2016 (the “Policy Agreement”), by and among International Finance Corporation, IFC African, Latin American and Caribbean Fund, LP, IFC Financial Institutions Growth Fund, LP, and Africa Capitalization Fund, Ltd. (collectively, the “IFC”) and the Company, the IFC has the right to nominate one director to the Company’s board of directors so long as the IFC in aggregate beneficially own shares representing at least 5% of the Company’s common stock. The IFC has advised the Company that it regards Mr. Mockett as the independent director nominated by the IFC under the terms of the Policy Agreement.

Mr. Mockett will receive compensation for his Board and committee service in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on September 30, 2016.

In connection with Mr. Mockett’s appointment to the Board, the Company entered into (i) an independent director agreement, dated as of June 1, 2017 (the “Independent Director Agreement”), providing for, among other things, the terms of Mr. Mockett’s service, compensation and liability, and (ii) an indemnification agreement, dated as of June 1, 2017 (the “Indemnification Agreement”), providing Mr. Mockett with customary indemnification. The foregoing descriptions of the Independent Director Agreement and Indemnification Agreement are qualified in their entirety by reference to the text of such agreements, which are filed as Exhibits 10.62 and 10.63 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Mockett has no reportable transactions under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On May 31, 2017, the Company issued a press release announcing the appointment of Mr. Mockett as described in Item 5.02 above. A copy of the Company’s press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Description

10.62	Independent Director Agreement, dated as of June 1, 2017, by and between the Company and Alfred Mockett

10.63	Indemnification Agreement, dated as of June 1, 2017, by and between the Company and Alfred Mockett

99.1	Press Release, dated May 31, 2017, issued by the Company

The information furnished herewith pursuant to Item 7.01 of this current report shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: May 31, 2017	By: /s/ Herman G. Kotzé
Name: Herman G. Kotzé
Title: Chief Financial Officer